P R E S S R E L E A S E

Synthesis Energy Systems Enters into License Agreement with ExxonMobil for Up To 15 Methanol-to-Gasoline (MTG) Technology Licenses

HOUSTON, Texas, September 29, 2008 – Synthesis Energy Systems, Inc. (“SES”) (NASDAQ: SYMX), a global industrial gasification company, today announced that it has entered into an agreement with ExxonMobil Research and Engineering Company (“EMRE”) that provides SES the option to execute up to 15 Methanol-to-Gasoline (“MTG”) technology licenses at U-GAS® coal gasification plants globally.

The commercially proven MTG technology incorporates improvements since the technology was originally commercialized by ExxonMobil 20 years ago in New Zealand.  The MTG technology converts crude methanol directly to low sulfur, low benzene 87 octane gasoline that can be sold directly or blended with conventional refinery gasoline.  Tim Vail, President and Chief Executive Officer of SES, commented, “By coupling the ExxonMobil proven MTG technology with our proprietary U-GAS® process, we believe that we have completed the technology suite to fully execute our vision to convert low cost, abundant coal resources, including lignites and waste streams, into high value transportation fuels.”

The Company plans to utilize the MTG technology at its coal gasification projects under development in North America with partners in West Virginia, Mississippi and North Dakota.  The Company believes that each of these projects, if completed, will produce approximately 100M gallons of gasoline per year.

About Synthesis Energy Systems, Inc.
SES is an energy and technology company that builds, owns and operates coal gasification plants that utilize its proprietary U-GAS® fluidized bed gasification technology to convert low rank coal and coal wastes into higher value energy products, such as transportation fuel and ammonia.  The U-GAS® technology, which SES licenses from the Gas Technology Institute, gasifies coal without many of the harmful emissions normally associated with coal combustion plants.  The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) our ability to operate efficiently on a smaller scale, which enables us to construct plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas and Shanghai, China.  For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.

About ExxonMobil Research and Engineering Company (EMRE)

EMRE is the research and engineering arm of Exxon Mobil Corporation, a leading global oil, natural gas, and petrochemicals company whose subsidiaries have operations in

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nearly 200 countries and territories. Additional information regarding ExxonMobil and technologies it licenses can be found at

http://www.exxonmobil.com/refiningtechnologies.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that SES expects or anticipates will or may occur in the future, including such things as business strategy and measures to implement strategy, competitive strength, goals, expansions and growth of the  business and operations, plans expansion and growth of SES quantity of methanol production, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements.  These statements are based on certain assumptions and analyses made by SES in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development, of SES, the estimate of the sufficiency of its existing capital sources, its ability to raise additional capital to fund cash requirements for future operations, the limited history and viability of the technology of SES, ability to develop the technology to create transportation fuels and its ability to obtain the necessary approvals and permits and to negotiate definitive agreements and financing arrangements for its CONSOL and North American Coal projects as well as other future projects in North America,   Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct. SES has no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contact:
Synthesis Energy Systems, Inc.
Ann Tanabe

Vice President of Investor Relations

(713) 579-0600

Ann.tanabe@synthesisenergy.com

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Three Riverway, Suite 300  Houston, Texas 77056

Tel: (713) 579-0600 / Fax: (713) 579-0610